Exhibit T3E

SUBORDINATED NOTES EXCHANGE AGREEMENT dated as of December [•], 2009 (this “Agreement”) between Zions Bancorporation, a Utah corporation (the “Company”), and Jackson National Life Insurance Company, a Michigan life insurance corporation (the “Purchaser”).

RECITALS

WHEREAS, Purchaser is, as of the date hereof, the beneficial owner of $40,000,000 aggregate principal amount of the Company’s 2009 5.50% Subordinated Notes due 2015 (CUSIP 989701AW7) (the “Subordinated Notes”) issued pursuant to the Indenture, dated as of September 10, 2002 (the “Indenture”), entered into between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to J.P. Morgan Trust Company, National Association), as trustee (the “Trustee”);

WHEREAS, it is intended that, for United States federal income tax purposes, the Exchange will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company and Purchaser desire to exchange $40,000,000 aggregate principal amount of the Company’s 5.50% Subordinated Notes due 2015 (CUSIP 989701AM9) (the “Convertible Notes”) issued pursuant to the Indenture, as modified by the Supplemental Indenture, dated June 30, 2009 (the “Supplemental Indenture”), for the $40,000,000 aggregate principal amount of Subordinated Notes beneficially owned and held by Purchaser on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

GENERAL

Section 1.1 The Exchange Notes. The Exchange Notes (as defined in Section 2.1) are being issued to Purchaser in the Exchange (as defined below) pursuant to Article II hereof.

ARTICLE II

SHARE EXCHANGE AND CONVERSION

Section 2.1 Notes Exchange. Subject to the terms and conditions set forth herein, the Company hereby agrees to issue, in reliance upon the exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), $40,000,000 aggregate principal amount of the Convertible Notes (the “Exchange Notes”) to Purchaser in exchange for the $40,000,000 aggregate principal amount of Subordinated Notes beneficially owned and held by Purchaser, and Purchaser agrees to deliver to the Company such Subordinated Notes in exchange for the Exchange Notes (the “Exchange”).

Section 2.2 Settlement. Settlement of the Exchange will take place within two Business days of the satisfaction or waiver of the conditions specified in Article V hereof, at which time the Company will issue and deliver the Exchange Notes to Purchaser against receipt of the Subordinated Notes. Settlement for the Exchange shall be effected by delivery of (i) the Exchange Notes by the Company or the Trustee to Purchaser’s account at The Depository Trust Company (the “DTC”) and (ii) the Subordinated Notes by Purchaser to the Company’s or the Trustee’s account at DTC through the DTC’s Deposit/Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as of the date hereof that:

Section 3.1 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all corporate action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 3.2 Valid Issuance of Exchange Notes. The Exchange Notes have been duly authorized by all necessary corporate action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as of the date hereof that:

Section 4.1 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all corporate action on the part of Purchaser, and this Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles. Purchaser has the full right, power, legal capacity and authority to sell and transfer the Subordinated Notes and to enter into and perform its obligations under this Agreement.

Section 4.2 Future Transactions Acknowledgement. Purchaser acknowledges that, from time to time, the Company may engage in securities offerings (whether through public offerings, private placements or otherwise), securities exchanges (whether though exchange offers, privately negotiated exchanges or otherwise) or other transactions involving securities of the Company and that such transactions may be on terms which are different than the terms contemplated hereby.

Section 4.3 No Encumbrances. Purchaser is the sole and exclusive holder and owner of the Subordinated Notes being exchanged by Purchaser in the Exchange, free and clear of all liens, pledges, hypothecations, claims, restrictions or encumbrances, and no other person, firm or corporation has any interest whatsoever in such securities. Purchaser represents that the Exchange provided for herein will vest in the Company absolute title to the $40,000,000 in aggregate principal amount of the Subordinated Notes, free and clear of any and all encumbrances, liens, restrictions, claims, options, agreements and conditions.

Section 4.4 Limited Representations and Warranties. Purchaser acknowledges it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement. Purchaser has conducted its own investigation with respect to the Convertible Notes and has been given the opportunity (together with Purchaser’s counsel, accountants and other advisors) to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Exchange and other matters pertaining to this investment. Purchaser further acknowledges that it has the capacity to protect its own interests and has determined that the Convertible Notes are a suitable investment for Purchaser. Purchaser is not relying on the Company with respect to individual or corporate tax considerations involved in this investment, and has consulted its own independent advisors or otherwise satisfied itself concerning, without limitation, the tax and legal considerations relevant to the investment in the Convertible Notes and the Exchange.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 The obligations of the Company hereunder will be conditioned upon the satisfaction or waiver of the following conditions:

(a) the Application for Qualification of the Indenture and Supplemental Indenture under the Trust Indenture Act of 1939 on Form T-3 (the “T-3”) shall have been declared effective by the Securities and Exchange Commission (the “SEC”);

(b) no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC;

(c) all representations and warranties and other statements of the Purchaser herein are true and correct and the Purchaser shall have performed all of its obligations hereunder theretofore to be performed; and

(d) all authorizations, consents or approvals of any regulatory authority in connection with the Exchange shall have been made or obtained and shall be in full force and effect.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Regulatory Matters.

(a) The Company agrees, upon reasonable request, to furnish Purchaser with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Purchaser to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) Purchaser agrees, upon reasonable request, to furnish the Company with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Company or any of its subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

Section 6.2 Cooperation. The parties shall use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on it or its subsidiaries with respect to the transactions contemplated hereby and to consummate the transactions contemplated hereby and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or any of its subsidiaries in connection with the transactions contemplated hereby, and to comply with the terms and conditions of such consent, authorization, order or approval.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Definitions.

(a) The following terms are defined in this Agreement, as indicated below:

Term	Section
“Agreement”	Preamble
“Business Day”	7.1(b)
“Company”	Preamble
“Convertible Notes”	Recitals
“Exchange”	2.1
“Exchange Notes”	2.1
“Governmental Entity”	7.1(b)
“Indenture”	Recitals
“Information”	7.3(b)

“Person”	7.1(b)
“Purchaser”	Preamble
“SEC”	5.1(a)
“Securities Act”	2.1
“Subordinated Notes”	Recitals
“Supplemental Indenture”	Recitals
“T-3”	5.1(a)
“Trustee”	Recitals

(b) As used herein, the following terms have the following meanings:

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to remain closed.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Person” or “person” shall mean an individual, corporation, association, partnership, trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

Section 7.2 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or three Business Days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(i)	If to the Company:

Zions Bancorporation

One South Main Street, 15th Floor

Salt Lake City, Utah 84133

Attention: Thomas E. Laursen, Esq.

                 Executive Vice President and General Counsel

Facsimile: (801) 594-8018

(ii)	If to Purchaser:

Jackson National Life Insurance Company

1 Corporate Way

Lansing, MI 48951

Attention: Mike Costello

                 Assistant Vice President of Investment Accounting

Facsimile: (517) 706-5501

With a copy to:

PPM America, Inc.

225 West Wacker Drive, Suite 1200

Chicago, Illinois 60606

Attention: Craig Close

                 Senior Vice President—Portfolio Services

Facsimile: (312) 634-0906

        and

Attention: Lori C. Seegers

                 Senior Vice President and General Counsel

Facsimile: (312) 634-0049

Section 7.3 Further Assurances; Confidentiality.

(a) Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby (including the issuance of the Exchange Notes).

(b) Each party to this Agreement will hold, and will cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is required in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or national security exchange, all data and information concerning the other party furnished to it by such other party or its representatives pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby, and including the existence and terms of this Agreement (collectively, “Information”), and except as otherwise permitted above, neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors, without the prior consent of the other party unless the Information has become publicly available other than as a result of a breach of this provision by the disclosing party.

Section 7.4 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and Purchaser.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.5 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the non-assigning party hereto.

Section 7.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH.

Section 7.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CERTIFICATES OF DESIGNATIONS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 7.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their Affiliates with respect to the subject matter of this Agreement.

Section 7.10 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 7.12 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.13 Taxes. Purchaser shall be responsible for and shall timely pay all taxes imposed on Purchaser as a result of the Exchange or the acquisition or ownership of the Exchange Notes issued hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZIONS BANCORPORATION

By:
Name:
Title:

JACKSON NATIONAL LIFE INSURANCE COMPANY

By:
Name:
Title: